Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into on September 3, 2019 and effective as of September 30, 2019 (the "Effective Date") by and between Potbelly Corporation, a Delaware corporation (hereinafter referred to as "Company"), and Jeffrey Douglas, an individual (hereinafter referred to as "Executive").

Statement of Purpose

WHEREAS, Company wishes to employ Executive as its Senior Vice President, Chief Information Officer; and

WHEREAS, Executive desires to accept such employment on the terms and conditions set forth below; and

WHEREAS, Company and Executive desire to definitively set forth their agreement with respect to Executive's employment; and

WHEREAS, Potbelly Illinois, Inc. and Potbelly Sandwich Works, LLC are direct or indirect subsidiaries of Company;

NOW, THEREFORE, in consideration of the Statement of Purpose, the terms and provisions of this Agreement and other good and valuable consideration, the parties hereto mutually consent, covenant, represent, warrant, and agree as follows:

1.	Term, Employment and Duties.

(a)Term. The term of employment of Executive pursuant to this Agreement (the "Term") shall commence on the Effective Date and shall terminate on the date Executive's employment with Company and its affiliates terminates for any reason ("Termination Date"). Executive shall at all times be an at-will employee and nothing in this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that Executive has a right to continue to be employed by Company for any period of time or any specific rate of compensation. Notwithstanding the foregoing, in the event that Executive does not commence active employment under this Agreement on the Effective Date, this Agreement shall be of no force and effect and neither party will have any obligations hereunder.

(b)Title and Duties. Effective as of the Effective Date, Company hereby agrees to employ Executive, and Executive agrees to accept employment, as Company's Senior Vice President, Chief Information Officer. Executive shall also have the commensurate titles and positions with such subsidiaries or affiliates of Company as determined by Company and shall serve in such positions without additional compensation. Executive shall have the duties, responsibilities and authority customary for his positions and shall perform such other duties consistent with such positions as may be assigned to Executive, from time to time, by Company.Without limiting the generality of the foregoing, Executive will lead the information technology activities of the Company and achieve the expectations as outlined to him by the Chief Executive Officer of the Company ("CEO").

(c)Performance of Duties. Executive shall devote Executive's full business time, energy, loyalty, and ability exclusively to the business, affairs, and interests of Company and its affiliates, and shall use Executive's best efforts and abilities to promote the interests of Company and its affiliates and to perform the services contemplated by this Agreement and agrees that he will perform his duties faithfully and efficiently subject to the directions of the CEO. Without the prior approval of the CEO, Executive shall not, during the Term, directly or indirectly, render any other employment or consulting activities or services, including as a director, to any other person, firm, corporation, or other entity; provided, however, that, to the extent that the following activities do not conflict with or detract from the performance by Executive of Executive's duties, Executive may act as a director of, and may also engage in activities involving, charitable, educational, religious, and similar types of organizations, and similar types of activities.

(d)Confidentiality, Non-Competition, Non-Interference and Intellectual Property. The Company's offer of employment set forth in this Agreement is made upon the express condition that Executive executes and delivers that certain Executive Confidentiality and Business Preservation Agreement provided to Executive simultaneously herewith and dated as of the Effective Date. In addition, Company is entering into this Agreement with Executive and will employ Executive on the express condition that Executive does not use or disclose to Company any confidential or proprietary information or trade secrets belonging to anyone with whom Executive previously worked, and with the understanding that Executive's employment with Company will not violate or be restricted by any non-competition or other agreement with anyone else.

2.	Termination of Employment.

(a)Termination Date. Executive's Termination Date shall occur upon termination by Company for any reason or no reason or by Executive for any reason or no reason, including any of the following: (i) Executive's death; (ii) Executive being disabled by reason of physical and mental infirmity or both, thereby rendering Executive unable to satisfactorily perform Executive's duties under this Agreement (a "Disability"), said Disability to be determined in good faith by the CEO in consultation with no fewer than two (2) accredited physicians selected by the CEO and reasonably approved by Executive in the event that Disability is disputed; (iii) termination of Executive's employment by Company with or without Cause (as defined below) or (iv) Executive's resignation with or without Good Reason (as defined below). Executive's Termination Date shall be considered to be on account of a "Qualifying Termination" if the Termination Date occurs due to (1) termination by Company without Cause, or (2) termination by Executive with Good Reason.

(b)Cause. The term "Cause" as used in this Agreement shall mean an act, action, or series of acts or actions, or omission or series of omissions, by Executive which constitute or result in: (i) intentional misrepresentation of material information by Executive in Executive's relations with Company; (ii) Executive's indictment (or its equivalent) for the commission of a crime by Executive that constitutes a felony; (iii) commission of an act involving moral turpitude; (iv) the material breach or material default by Executive of any of Executive's written agreements with Company or obligations under any material provision of this Agreement or any written policy of Company (that remains unremedied within thirty (30) days after notice to Executive); (v) the commission of fraud or embezzlement on the part of Executive; (vi) failure to comply with any lawful written direction of Company's Board of Directors (the "Board") (that, if capable of cure without damage to Company, remains unremedied within thirty (30) days after notice to Executive); or (vii) willful action taken for the purpose of harming Company or any of its affiliates. For purposes of clause (vii) of this Paragraph 2(b), no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interest of Company. An act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of Company.

(c)Good Reason. The term "Good Reason" as used in this Agreement means the occurrence, without Executive's consent, of (i) a material reduction in either Executive's rate of Base Salary (as defined in Paragraph 3(a)) or Executive's target or maximum bonus percentage (other than a reduction which does not exceed the percentage reduction of an across the board salary or bonus reductions (target, actual or maximum) for management employees); (ii) any material reduction in the position, authority, or office of Executive with respect to Company, or in Executive's responsibilities or duties for Company, or a change in reporting to anyone other than the Chief Executive Officer of the Company; (iii) any action or inaction by Company that constitutes a material breach of the terms of this Agreement; or (iv) any relocation of Executive's principal place of work with Company to a place more than fifty (50) miles from Company's headquarters at the Effective Date; provided, however, that any such occurrence under clauses (i) -(v) about: shall constitute Good Reason only if (1) Executive provides notice to Company within thirty (30) days after the occurrence, (2) Company fails to cure such occurrence within thirty (30) days after receipt of notice from Executive, and (3) Executive terminates employment within thirty (30) days following expiration of the cure period.

3.	Compensation and Benefits During Employment.

(a)Base Salary. During the term of Executive's employment hereunder, Company shall pay to Executive a base salary at an annual rate of $300,000.00 (the "Base Salary"), payable in accordance with the Company's normal payroll practices. The Base Salary will be reviewed annually based on the Company's normal review cycle.

(b)Annual Bonus. Beginning with calendar year 2020 for pro-rated service in 2019, Executive shall be eligible for a discretionary "Annual Bonus" in accordance with Company's Named Executive Officers Incentive Plan as in effect from time to time (or a successor thereof) (the "NEO Incentive Plan") at a target rate of 60% of his Base Salary and a maximum rate established by the Compensation Committee consistent with other members of the Senior Leadership Team, subject to satisfaction of applicable performance ratings and other conditions as determined by the Company from time to time. Executive's bonus shall be paid in a single lump sum cash payment not later than June 15 following the conclusion of the calendar year in which such bonus is earned; provided, however, that if the annual audit for such calendar year has not been issued by Company's outside auditors by said June 15, then payment shall be made within thirty (30) days following the issuance of such audit, but in no event shall payment be made later than the end of the calendar year following the calendar year in which such bonus is earned. The Annual Bonus for any year shall be pro rated for partial years and shall be subject to the terms and conditions of the NEO Incentive Plan.

(c)Time Off. During the Term, Executive shall be entitled to paid time off consistent with Company practice and policy for executive-level employees, but not less than 20 vacation days and 2 personal days per year, subject to pro ration for partial years. In addition, Executive shall be entitled to those paid holidays granted to Company employees while Executive is employed.

(d)Executive Benefits/Perquisites. Executive shall be entitled to such other benefits, including health insurance, dental, 401(k), and other benefits and perquisites in such form and in such manner and at such times as Company shall from time to time adopt and establish for its executive-level employees generally. Executive shall be subject to eligibility and other requirements of applicable benefit plans. Generally, your eligibility date for Company-provided benefits will be November 1, 2019.

(e)Expenses and Reimbursements.

(i)Company shall pay or reimburse Executive for all reasonable business expenses actually incurred or paid by Executive during the Term in the performance of Executive's duties and responsibilities under this Agreement, subject to and in accordance with applicable expense reimbursement policies as in effect from time to time and the terms and conditions of this Agreement.

(I)Equity Awards. Executive shall be entitled to annual equity grants, if any, as determined by the Compensation Committee of the Board (the "Compensation Committee"). Executive shall receive an initial grant under the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan, as further amended and restated (the "Equity Plan") (and not to be considered representative of any future grants either as to amount or form), with an aggregate value of $350,000, which equity award grant shall be comprised of restricted stock units or performance stock units (or a mix of equity forms) as determined by the Compensation Committee, which equity grant shall be made in the first open trading window that begins after the Effective Date and, in any event, as soon as practicable following the Effective Date. For years beginning in 2020 and thereafter, Executive shall be eligible to participate in the Equity Plan at a level consistent with other members of the Senior Leadership Team, which equity award may be in the form of stock options, restricted stock units (including performance-based restricted stock units) and/or other forms of awards permitted under the Equity Plan, as determined in the sole discretion of the Compensation Committee; provided, however, that the actual value of the equity award for any year shall be determined by the Compensation Committee in its sole discretion taking into account Executive's performance and performance of the Company for the applicable period to which the award relates. All awards under the Equity Plan shall be evidenced by an award agreement setting forth the terms and conditions of the applicable award.

4.	Payments and Benefits on Termination of Employment.

(a)Termination for any Reason. If Executive's Termination Date occurs for any reason, Company shall pay or provide to Executive (i) Executive's Base Salary for the period ending on the Termination Date; (ii) Executive's earned but unpaid Annual Bonus for any bonus year ending prior to the bonus year during which the Termination Date occurs; (iii) reimbursement of Executive's incurred but unreimbursed business expenses for periods prior to Executive's Termination Date; and (iv) any other payments or benefits to be provided to Executive by Company pursuant to any employee benefit plans or arrangements of Company or required by applicable law, to the extent such amounts are due from Company. Executive will be entitled to any other benefits in accordance with the terms of the applicable benefit plan or program. Generally, all vested stock options outstanding on Executive's Termination Date shall remain exercisable for ninety (90) days following the Termination Date or for such longer or shorter period specified under the stock option agreement evidencing such stock option but in no event after the expiration of the stock option term.

(b)Qualifying Termination-Non-Change in Control. If Executive's Termination Date occurs by reason of a Qualifying Termination and if the Release Requirements (as defined Paragraph 4(e)) are satisfied as of the sixtieth (60th) day following the Termination Date (which sixtieth (60th) day shall be referred to as the "Payment Date"), then, in addition to the payments and benefits to which Executive is entitled under Paragraph 4(a), Executive will be entitled to the following payments and benefits:

(i)Company shall pay Executive a cash severance payment in a gross amount equal to twelve (12) months of Executive's Base Salary (determined as of the Termination Date without regard to any reduction thereof under circumstances which constitute: Good Reason) (the "Severance Payment"). Any Severance Payment to which Executive is entitled under this Paragraph 4(b)(i) will commence on the first regular payroll date after the Payment Date and shall continue to be paid in substantially equal payroll by payroll period installments for a period of twelve (12) months thereafter.

(ii)If Executive is entitled to and elects continuation coverage under Company's group health plans pursuant to "COBRA" ("COBRA Coverage"), Company shall continue to pay on behalf of Executive and his eligible dependents the same level of employer contribution that is provided by Company for corresponding coverage for similarly-situated active employees for the lesser of (1) twelve (12) months following Executive's Termination Date or (2) the date on which COBRA Coverage terminates by its terms (the "Post-Termination Coverage Benefit"). Company shall have no obligations under this Paragraph 4(b)(ii) if the Post-Termination Coverage Benefit would subject Company or any of its affiliates to tax penalties or materially increase the cost to Company and its affiliates of providing group medical coverage to employees generally. For the period commencing on Executive's Termination Date and ending on the Payment Date, the COBRA

Coverage shall be provided at Executive's expense and, if the Release Requirements are satisfied on the Payment Date, Executive shall be entitled to a lump sum payment in an amount equal to the Post-Termination Coverage Benefit that would have been provided to Executive for the period beginning on the Termination Date and ending on the Payment Date, which lump sum payment shall be made on the Payment Date or the next scheduled payroll date.

If the Release Requirements are not satisfied on the Payment Date, Executive shall not be entitled to any payments or benefits under this Paragraph 4(b).

(c)Qualifying Termination-Change in Control. If Executive's Termination Date occurs by reason of a Qualifying Termination on or within two (2) years following a Change in Control (as defined below), then, in addition to the payments and benefits to which Executive is entitled under Paragraph 4(a), Executive will be entitled to the following payments and benefits (which shall not be subject to satisfaction of the Release Requirements):

(i)Company shall pay Executive the Severance Benefit in accordance with the provisions of Paragraph 4(b)(i).

(ii)If Executive is entitled to and elects COBRA Coverage, Company shall provide Executive with the Post-Termination Coverage Benefit in accordance with the provisions of Paragraph 4(b)(ii).

(iii)Company shall pay Executive a cash payment equal to the amount of the Annual Bonus that Executive would have received for the bonus year in which the Termination Date occurs had his Termination Date not occurred, based on actual Company performance and pro-rated for the portion of the bonus year completed prior to the Termination Date, payable at the same time as the annual bonus is paid to similarly-situated active executive employees in accordance with the terms of the applicable bonus plan of Company.

For purposes of this Agreement, the term "Change in Control" shall mean, a "Change in Control" as defined in the Incentive Plan.

(d)Company Property. Upon Executive's Termination Date, Executive will promptly return to Company all the documents and/or property of or relating to Company or any of its affiliates within Executive's possession or control.

(e)Release Requirements. For purposes of this Agreement, the "Release Requirements" shall be satisfied as of any date if, as of such date, Executive (or, for purposes of Paragraph 4(£) in the event of death, the legal representative of Executive's estate) has signed a form of general release and waiver satisfactory to Company and Executive (the "Release") and the Release has become effective in accordance with applicable law (including that the Release has not revoked and the revocation period applicable under applicable law has expired).

(I)Termination by Reason of Death or Disability. If Executive's Termination Date occurs by reason of death or Disability and the Release Requirements are satisfied (which, in the case of death shall be satisfied by the legal representative of Executive's estate), then, in addition to the payments and benefits to which Executive is entitled under Paragraph 4(a), Company shall pay to Executive or the legal representative of his estate, as applicable, a cash payment equal to the amount of the Annual Bonus that Executive would have received for the bonus year in which the Termination Date occurs had his Termination Date not occurred, based on actual Company performance and pro-rated for the portion of the bonus year completed prior to the Termination Date, payable at the same time as the annual bonus is paid to similarly-situated active executive employees in accordance with the terms of the applicable bonus plan of Company.

5.Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Company shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts earned by Executive in other employment after termination of his employment with Company or any amounts which might have been earned by Executive in other employment had he sought such other employment; provided, however that Company shall be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to Company by Executive.

6.Reimbursements. To the extent that any reimbursements under this Agreement are taxable to Executive, such reimbursements shall be paid to Executive only if (a) to the extent not specified herein, the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (b) the expenses are incurred during the Term. With respect to any expenses that are reimbursable pursuant to the preceding sentence, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall nut be subject to liquidation or exchange for any other benefit.

7.Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to Company:

Potbelly Corporation

111 N. Canal Street, Suite 850

Chicago, IL 60606

Attention: Chief Legal Officer

or to Executive, to Executive's home address as reflected in Company's records.

Each party, by notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

8.Non-Waiver. No waiver by either party or any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement.

9.Governing Law and Choice of Forum. The construction, validity, and enforceability of this Agreement shall be governed by the laws of the State of Illinois, as that law applies to contracts made, and to be wholly performed, in the State of Illinois.

10.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company, Executive, and Executive's personal representatives, beneficiaries, heirs, and successors. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession has taken place.

11.Severability. If any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement or any part thereof, and the invalidity or unenforceability of any provision of this Agreement shall not have any effect on or otherwise impair or limit the other obligations of Company or Executive.

12.Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

13.Disputes. Except as set forth in this Paragraph 13, any dispute, claim or difference arising between Company and Executive (each a "Party," and jointly, the "Parties"), including any dispute, claim or difference arising out of this Agreement, will be settled exclusively by binding arbitration in accordance with the rules of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The arbitration will be held Chicago, Illinois unless the Parties mutually agree otherwise. Nothing contained in this Paragraph 13 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally hy the Parties, provided, however, if the arbitrator determines that any Party has acted in bad faith, the arbitrator shall have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, further that, with respect to claims that, but for this mandatory arbitration clause, could be brought against Company under any applicable federal or state labor or employment law ("Employment Law"), the arbitrator shall be granted and shall be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise and provided further that Company may be required to pay filing or administrative fees in the event that requiring Executive to pay such fees would render this Paragraph 13 unenforceable under applicable law. As to claims not relating to Employment Laws, the arbitrator shall have the authority to award any remedy or relief that a Court of the State of Illinois could order or grant. The decision and award of the arbitrator shall be in writing and copies thereof shall be delivered to each Party. The decision and award of the arbitrator shall be binding on all Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the award of the arbitrator entered in any court having jurisdiction thereof. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request of either Party, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party.

14.Assignment and Survival. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement may be assigned by Company only to a successor in interest to all or substantially all of the business operations of Company or any of its affiliates. The rights and obligations of the parties to this Agreement shall survive its termination or expiration of this Agreement to the extent that any performance is required under this Agreement after the termination or expiration of the Agreement.

15.No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be used against any person.

16.Indemnification. If Executive (or his heirs, executors or administrators) is made a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of Company or is or was serving at the request of Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, Executive (and his heirs, executors or administrators) shall be indemnified and held harmless by Company to the fullest extent permitted by Delaware Law. To the fullest extent authorized by Delaware Law, the right to indemnification conferred in this Paragraph 16 shall also include the right to be paid by Company the expenses incurred in connection with any such proceeding in advance of its final disposition upon delivery to Company of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified. Company's obligations under this Paragraph 16 shall survive the termination or expiration of this Agreement for any reason.

17.Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

18.Special Section 409A Rules. It is intended that this Agreement will comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Executive's Termination Date (or other separation from service or termination of employment):

(a)and if Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the earlier of (i) the first (I5t) day of the seventh (7th) month following Executive's separation from service or (ii) the date of Executive's death (the "Section 409A Payment Date"), such payment or benefit shall be delayed until the Section 409A Payment Date; and

(b)the determination as to whether Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

For purposes of section 409A of the Code, any installment payment or benefit under this Agreement shall be treated as a separate payment. If this Paragraph 18 applies to any payment or benefit hereunder, any such payments or benefits that would otherwise have been paid or provided to Executive between Executive’s Termination Date and the Section 409A Payment Date, shall be paid in a lump sum on the Section 409A Payment Date.

19.Entire Agreement. This Agreement, together with the Executive Confidentiality and Business Preservation Agreement in effect on the Effective Date, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof, including the offer letter dated May 8, 2018. This Agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, Company and Executive have executed this agreement on the date set forth below, effective as of December 3, 2018.

Date: September 3, 2019

POTBELLY CORPORATION:

/s/ Alan Johnson
By:	Alan Johnson
Its:	President and Chief Executive Officer

EXECUTIVE:

/s/ Jeffrey Douglas
By:	Jeffrey Douglas